EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-135402) and Form S-3 (File No. 333-158376) of First Federal Bancshares of Arkansas, Inc. of our report dated March 16, 2011 on the consolidated financial statements of the Company as of December 31, 2010 and for year ended December 31, 2010, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP
Little Rock, Arkansas
March 16, 2011